AMENDMENT NO. 2
TO
SPLIT-DOLLAR AGREEMENT

This Amendment No. 2, dated as of June 15, 2011 (this “Amendment”), amends the Split-Dollar Agreement between Prudential Savings Bank (formerly known as “Prudential Savings Bank, PaSA”), a Pennsylvania-chartered stock savings bank (the “Company”), and Joseph W. Packer, Jr. (the “Director”) originally dated June 22, 1994 (the “Agreement”), as amended on November 19, 2008 pursuant to Amendment No. 1.

WITNESSETH:

WHEREAS, Section 7 of the Agreement permits either party, with the consent of the other party, to terminate the Agreement by giving written notice of termination to the other party;

WHEREAS, upon any termination of the original Agreement, the Director had the right to purchase the life insurance policy from the Company and to thereafter obtain the cash surrender value of the policy;

WHEREAS, as a result of the Director’s prior right to obtain the cash surrender value of the policy upon a termination of the Agreement, the original Agreement did not satisfy the exemption for death benefit only plans under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties amended the Agreement in Amendment No. 1 to grandfather the Agreement for purposes of Section 409A of the Code, with the amount of the grandfathered cash surrender value to be determined in accordance with the “proportional allocation method” set forth in Notice 2007-34 issued by the Internal Revenue Service;

WHEREAS, Amendment No. 1 provided that the cash surrender value that the Director would receive in the event of a termination of the Agreement and a surrender of the policy would be reduced by the Non-Grandfathered Cash Surrender Value (as such term is defined in the Agreement) of the policy;

WHEREAS, Amendment No. 1 inadvertently amended Section 6(a) of the Agreement to provide that the death benefits payable to the beneficiaries of the Director and his spouse would also be reduced by the Non-Grandfathered Cash Surrender Value, which was not intended because (i) death benefits are exempt from Section 409A of the Code and (ii) the amount of the cash surrender value is irrelevant in determining the amount of the death benefits;

WHEREAS, the Company desires to correct the inadvertent amendment to Section 6(a) of the Agreement by simply revising such section so that it provides the benefits provided by such section prior to the adoption of Amendment No. 1;

WHEREAS, the Agreement as amended is currently deemed to be grandfathered under Treasury Regulation §1.61-22 and under Section 409A of the Code, which grandfathering treatment would normally be lost in the event of a modification of the Agreement which materially enhances the benefits thereunder;

WHEREAS, the parties hereto believe that this Amendment does not materially enhance the value of the benefits to the Director under the Agreement, since it simply corrects an inadvertent error and the death benefits to the beneficiaries of the Director and his spouse will be the same as they would have been in the absence of the inadvertent error in Amendment No. 1;

WHEREAS, Section 10 of the Agreement permits the parties to amend the Agreement by a written instrument signed by each of the parties and attached to the Agreement; and

WHEREAS, the parties do not expect or intend to make any material modifications to the Agreement which would result in the grandfathering treatment being lost under either Treasury Regulation §1.61-22 or Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.              Amendment to Section 6(a) of the Agreement.  Section 6(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a)           Death of Director and Spouse – At the death of both the Director and his spouse, the Company shall be entitled to an amount equal to the Aggregate Premiums Paid (as defined below) by the Company at the time of such death.”

2.           Other Provisions of the Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the other terms or provisions of the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.           Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date; provided, however, that if it is subsequently determined that this Amendment results in the grandfathering treatment being lost under either Treasury Regulation §1.61-22 or Section 409A of the Code, then this Amendment shall be deemed null and void.

4.           Governing Law.  Except to the extent that federal law is applicable, this Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Director have duly executed this Amendment as of the day and year first written above.

Attest:		PRUDENTIAL SAVINGS BANK

By:	/s/Joseph R. Corrato	By:	/s/Thomas A. Vento
Name:	Joseph R. Corrato	Name:	Thomas A. Vento
Title:	Executive Vice President/CFO	Title:	President and Chief Executive Officer

Witness:		DIRECTOR

By:	s/Joseph R. Corrato	By:	/s/Joseph W. Packer, Jr.
Name:	Joseph R. Corrato	Name:	Joseph W. Packer, Jr.
Title:	Executive Vice President/CFO

3